Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Email:	renee.campbell@valmont.com
Date:	October 22, 2024

Valmont Reports Third Quarter 2024 Results
Net Sales and Operating Income Aligned with Expectations
Generated Strong Operating Cash Flows of $225 Million

OMAHA, Neb.-- Valmont® Industries, Inc. (NYSE: VMI), a global leader that provides vital infrastructure and advances agricultural productivity while driving innovation through technology, today reported financial results for the third quarter ended September 28, 2024.

President and Chief Executive Officer Avner M. Applbaum commented, “Our team delivered another solid quarter, expanding operating margins and generating strong operating cash flows despite lower sales. The Infrastructure segment benefited from strong utility market demand and an improving telecommunications market in North America. Pricing discipline, a more favorable product mix, and a leaner cost structure contributed to margin improvement. In Agriculture, while North American and Brazilian markets remain muted, I’m proud of our swift response in supplying replacement equipment to support our dealers following the Midwest U.S. storms earlier this year. I want to thank the Valmont team for their hard work and execution in delivering higher operating margins and cash flows. Overall, I’m pleased with our continued progress towards our strategic priorities and creating long-term value for our stakeholders.”

Third Quarter 2024 Highlights (all metrics compared to Third Quarter 2023 unless otherwise noted)

●	Net sales of $1.0 billion decreased 2.9%, as strong growth in Transmission, Distribution, and Substation (“Utility”) and Telecommunications was offset by lower sales in Solar and international Agriculture, specifically Brazil
●	Operating income increased to $125.7 million or 12.3% of net sales compared to an operating loss of ($24.2) million [adjusted[1] operating income of $120.8 million or 11.5% of net sales]
●	Diluted earnings per share (“EPS”) of $4.11 compared to diluted loss per share of ($2.34) [$4.12 EPS adjusted1]
●	Generated operating cash flows of $225.1 million; cash and cash equivalents at the end of the third quarter were $200.5 million
●	Returned $52.2 million to shareholders through share repurchases and dividends
●	Reduced revolving credit facility borrowings by approximately $120.0 million
●	Reaffirming 2024 full-year financial outlook

1Please see Reg G reconciliation to GAAP measures at end of document

Key Financial Metrics

Third Quarter 2024	GAAP			Adjusted[1]
(In thousands, except per-share amounts)	9/28/2024	9/30/2023		9/28/2024	9/30/2023
	Q3 2024	Q3 2023	vs. Q3 2023	Q3 2024	Q3 2023	vs. Q3 2023
Net Sales	$1,020,175	$1,050,295	(2.9)%	$1,020,175	$1,050,295	(2.9)%
Gross Profit	301,693	315,111	(4.3)%	301,693	315,111	(4.3)%
Gross Profit as a % of Net Sales	29.6%	30.0%		29.6%	30.0%
Operating Income (Loss)	125,735	(24,190)	NM	125,735	120,834	4.1%
Operating Inc. (Loss) as a % of Net Sales	12.3%	(2.3)%		12.3%	11.5%
Net Earnings (Loss) Attrib. to VMI	83,068	(49,028)	NM	83,068	86,976	(4.5)%
Diluted Earnings (Loss) per Share	4.11	(2.34)	NM	4.11	4.12	(0.2)%
Weighted Average Shares Outstanding	20,234	20,951		20,234	21,131

Year-to-Date 2024	GAAP			Adjusted[1]
(In thousands, except per-share amounts)	9/28/2024	9/30/2023		9/28/2024	9/30/2023
	FY 2024	FY 2023	vs. FY 2023	FY 2024	FY 2023	vs. FY 2023
Net Sales	$3,037,740	$3,159,072	(3.8)%	$3,037,740	$3,159,072	(3.8)%
Gross Profit	928,191	953,093	(2.6)%	928,191	953,093	(2.6)%
Gross Profit as a % of Net Sales	30.6%	30.2%		30.6%	30.2%
Operating Income	404,596	228,009	NM	404,596	380,601	6.3%
Operating Income as a % of Net Sales	13.3%	7.2%		13.3%	12.0%
Net Earnings Attributable to VMI[2]	270,606	114,888	NM	270,606	257,368	5.1%
Diluted Earnings per Share[2]	13.34	5.40	NM	13.34	12.09	10.3%
Weighted Average Shares Outstanding	20,283	21,290		20,283	21,290

2Q2 2024 included a tax benefit of approximately $3.0 million or $0.15 per share due to the reduction of a valuation allowance on a tax loss carryforward in a foreign subsidiary

NM = not meaningful

Third Quarter 2024 Segment Review

Infrastructure (74.1% of Net Sales)

Products and solutions to serve the infrastructure markets of utility, solar, lighting and transportation, and telecommunications, along with coatings services to protect metal products

Sales of $758.6 million increased slightly year over year. Strong sales growth in Utility and Telecommunications was offset by lower Lighting and Transportation (“L&T”) and Solar sales.

Utility sales grew nearly 15.0%, primarily due to a favorable project mix and higher volumes of distribution and substation products. Telecommunications volumes were higher, driven by increased carrier spending amid a stabilizing North American market environment. Lower L&T volumes were driven by lighting market softness, the strategic exit from select lower-margin products, and transportation project timing. Solar volumes were significantly lower due to the non-recurrence of a large international utility-scale project in the third quarter 2023, and last quarter’s strategic decision to exit certain low-margin projects.

Pricing improved across the segment, as a favorable mix and pricing discipline more than offset the impact of steel index deflation.

Operating income increased to $123.7 million or 16.3% of net sales compared to $103.4 million or 13.7% of net sales [adjusted1 operating income of $108.0 million or 14.3% of net sales] in the third quarter of 2023. This improvement was driven by pricing discipline, lower SG&A expenses, and a reduction in cost of goods sold, primarily due to lower steel costs.

Agriculture (25.9% of Net Sales)

Center pivot and linear irrigation equipment components for agricultural markets, including aftermarket parts and tubular products, and advanced technology solutions for precision agriculture

1Please see Reg G reconciliation to GAAP measures at end of document

Sales of $265.3 million decreased 11.1% year over year. In North America, irrigation equipment volumes were slightly lower. An increase in replacement sales driven by severe weather events earlier in 2024 was offset by continued agriculture market softness amid lower grain prices. Average irrigation selling prices were similar to last year.

International sales decreased year over year, with significantly lower sales in Brazil due to normalizing backlog levels and lower grain prices, which impacted growers’ buying behavior. This decline was partially offset by sales growth in the Europe, Middle East, and Africa (“EMEA”) region and the contribution from the HR Products acquisition.

Operating income was $28.9 million or 11.0% of net sales compared to an operating loss of ($99.7) million [adjusted1 operating income of $38.5 million or 13.0% of net sales] in the third quarter of 2023. The benefit of reduced SG&A expenses was offset by the impact of lower volumes and a higher mix of project sales.

Balance Sheet, Liquidity, and Capital Allocation

The Company generated strong operating cash flows of $225.1 million. Cash and cash equivalents at the end of the third quarter were $200.5 million. Valmont paid $12.1 million in dividends and repurchased $40.1 million of Company stock, with $81.0 million remaining on the authorized share repurchase program. Additionally, the Company reduced borrowings on its revolving credit facility by approximately $120.0 million this quarter, bringing the total year-to-date net reduction to approximately $210.0 million.

Reaffirming 2024 Full-Year Financial Outlook and Providing Key Assumptions

The Company is reaffirming its full-year 2024 net sales and diluted earnings per share outlook that was provided in the second quarter.

●	Net sales change (vs. prior year) of (3.5%) to (1.5%)
o	Infrastructure net sales growth of Flat to 1.5% vs. prior year
o	Agriculture net sales expected to decrease (15.0%) to (10.0%) vs. prior year
●	Diluted earnings per share of $16.50 to $17.30
●	Effective tax rate expected to be slightly below 26%
●	Minimal expected foreign currency translation impact on net sales
●	For cash flow purposes, capital expenditures now expected to be in the range of $85.0 to $95.0 million to support strategic growth initiatives (vs. prior expectation of $95.0 to $110.0 million)

Mr. Applbaum added, “We’ve performed well during the first three quarters of the year, reinforcing our confidence in achieving our full-year outlook. Our diverse exposure to infrastructure and agriculture markets helps us navigate market cycles effectively, and our focus on operational excellence and growth investments positions us to meet rising demand. In addition, we remain disciplined in driving margin expansion through pricing and expense management. Combined with a balanced capital allocation framework, this positions us to deliver lasting and meaningful shareholder returns.”

A live audio discussion with Avner M. Applbaum, President and Chief Executive Officer, and Thomas Liguori, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Wednesday, October 23, 2024 at 8:00 a.m. CT by dialing +1 877.407.6184 or +1 201.389.0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 3Q 2024 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page of valmont.com. A replay of the event can be accessed three hours after the call at the above link or by telephone at +1 877.660.6853 or +1 201.612.7415. Please use access code 13742907. The replay will be available through 10:59 p.m. CT on Wednesday, October 30, 2024.

1Please see Reg G reconciliation to GAAP measures at end of document

About Valmont Industries, Inc.

For nearly 80 years, Valmont has been a global leader in creating vital infrastructure and advancing agricultural productivity. Today, we remain committed to doing more with less by innovating through technology. Learn more about how we’re Conserving Resources. Improving Life.® at valmont.com.

Concerning Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments, and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control), and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include, among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environments, geopolitical risks, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

Website and Social Media Disclosure

The Company uses its website and social media channels identified on its website as channels of distribution of Company information. The information that the Company posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following the Company’s press releases, Securities and Exchange Commission filings, and public conference calls and webcasts. The contents of the Company’s website and social media channels are not part of this press release.

###

1Please see Reg G reconciliation to GAAP measures at end of document

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per-share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Net sales	$1,020,175	$1,050,295	$3,037,740	$3,159,072
Cost of sales	718,482	735,184	2,109,549	2,205,979
Gross profit	301,693	315,111	928,191	953,093
Selling, general, and administrative expenses	175,958	194,277	523,595	580,060
Impairment of goodwill and other intangible assets	—	140,844	—	140,844
Realignment charges	—	4,180	—	4,180
Operating income (loss)	125,735	(24,190)	404,596	228,009
Other income (expenses):
Interest expense	(14,313)	(13,472)	(46,380)	(41,494)
Interest income	2,080	3,186	5,358	4,579
Gain (loss) on deferred compensation investments	1,160	(344)	3,116	1,791
Gain on divestiture	—	—	—	2,994
Other	(2,307)	165	(3,662)	(4,593)
Total other income (expenses)	(13,380)	(10,465)	(41,568)	(36,723)
Earnings (loss) before income taxes and equity in loss of nonconsolidated subsidiaries	112,355	(34,655)	363,028	191,286
Income tax expense	29,724	15,461	90,779	79,239
Equity in loss of nonconsolidated subsidiaries	(21)	(199)	(60)	(1,219)
Net earnings (loss)	82,610	(50,315)	272,189	110,828
Loss (earnings) attributable to redeemable noncontrolling interests	458	1,287	(1,583)	4,060
Net earnings (loss) attributable to Valmont Industries, Inc.	$83,068	$(49,028)	$270,606	$114,888

Weighted average shares outstanding - Basic	20,092	20,951	20,152	21,083
Earnings (loss) per share - Basic	$4.13	$(2.34)	$13.43	$5.45

Weighted average shares outstanding - Diluted	20,234	20,951	20,283	21,290
Earnings (loss) per share - Diluted	$4.11	$(2.34)	$13.34	$5.40

Cash dividends per share	$0.60	$0.60	$1.80	$1.80

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Infrastructure
Net sales	$756,370	$753,626	$2,237,533	$2,253,924
Gross profit	223,333	214,841	673,353	640,113
as a percentage of net sales	29.5%	28.5%	30.1%	28.4%
Selling, general, and administrative expenses	99,676	106,800	298,251	321,770
as a percentage of net sales	13.2%	14.2%	13.3%	14.3%
Impairment of goodwill and other intangible assets	—	3,571	—	3,571
Realignment charges	—	1,069	—	1,069
Operating income	123,657	103,401	375,102	313,703
as a percentage of net sales	16.3%	13.7%	16.8%	13.9%

Agriculture
Net sales	$263,805	$296,669	$800,207	$905,148
Gross profit	78,360	100,270	254,838	312,980
as a percentage of net sales	29.7%	33.8%	31.8%	34.6%
Selling, general, and administrative expenses	49,467	61,760	145,001	171,896
as a percentage of net sales	18.8%	20.8%	18.1%	19.0%
Impairment of goodwill and other intangible assets	—	137,273	—	137,273
Realignment charges	—	907	—	907
Operating income (loss)	28,893	(99,670)	109,837	2,904
as a percentage of net sales	11.0%	(33.6)%	13.7%	0.3%

Corporate
Selling, general, and administrative expenses	$26,815	$25,717	$80,343	$86,394
Realignment charges	—	2,204	—	2,204
Operating loss	(26,815)	(27,921)	(80,343)	(88,598)

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(Unaudited)

	Thirteen weeks ended September 28, 2024
	Infrastructure	Agriculture	Intersegment	Consolidated
Geographical Market:
North America	$599,705	$119,973	$(3,684)	$715,994
International	158,874	145,313	(6)	304,181
Total sales	$758,579	$265,286	$(3,690)	$1,020,175

Product Line:
Transmission, Distribution, and Substation	$342,401	$—	$—	$342,401
Lighting and Transportation	229,219	—	—	229,219
Coatings	88,046	—	(2,201)	85,845
Telecommunications	64,288	—	—	64,288
Solar	34,625	—	(8)	34,617
Irrigation Equipment and Parts	—	243,368	(1,481)	241,887
Technology Products and Services	—	21,918	—	21,918
Total sales	$758,579	$265,286	$(3,690)	$1,020,175

	Thirteen weeks ended September 30, 2023
	Infrastructure	Agriculture	Intersegment	Consolidated
Geographical Market:
North America	$572,239	$126,828	$(3,055)	$696,012
International	182,837	171,655	(209)	354,283
Total sales	$755,076	$298,483	$(3,264)	$1,050,295

Product Line:
Transmission, Distribution, and Substation	$297,967	$—	$—	$297,967
Lighting and Transportation	252,603	—	—	252,603
Coatings	88,967	—	(1,241)	87,726
Telecommunications	59,630	—	—	59,630
Solar	55,909	—	(209)	55,700
Irrigation Equipment and Parts	—	273,639	(1,814)	271,825
Technology Products and Services	—	24,844	—	24,844
Total sales	$755,076	$298,483	$(3,264)	$1,050,295

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(Unaudited)

	Thirty-nine weeks ended September 28, 2024
	Infrastructure	Agriculture	Intersegment	Consolidated
Geographical Market:
North America	$1,750,420	$441,198	$(12,836)	$2,178,782
International	494,515	364,526	(83)	858,958
Total sales	$2,244,935	$805,724	$(12,919)	$3,037,740

Product Line:
Transmission, Distribution, and Substation	$990,744	$—	$—	$990,744
Lighting and Transportation	694,877	—	—	694,877
Coatings	266,710	—	(7,321)	259,389
Telecommunications	176,649	—	—	176,649
Solar	115,955	—	(81)	115,874
Irrigation Equipment and Parts	—	730,798	(5,517)	725,281
Technology Products and Services	—	74,926	—	74,926
Total sales	$2,244,935	$805,724	$(12,919)	$3,037,740

	Thirty-nine weeks ended September 30, 2023
	Infrastructure	Agriculture	Intersegment	Consolidated
Geographical Market:
North America	$1,743,635	$450,678	$(12,042)	$2,182,271
International	518,142	459,901	(1,242)	976,801
Total sales	$2,261,777	$910,579	$(13,284)	$3,159,072

Product Line:
Transmission, Distribution, and Substation	$927,094	$—	$—	$927,094
Lighting and Transportation	727,862	—	—	727,862
Coatings	270,201	—	(6,611)	263,590
Telecommunications	195,505	—	—	195,505
Solar	141,115	—	(1,242)	139,873
Irrigation Equipment and Parts	—	825,277	(5,431)	819,846
Technology Products and Services	—	85,302	—	85,302
Total sales	$2,261,777	$910,579	$(13,284)	$3,159,072

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 28,	December 30,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$200,477	$203,041
Receivables, net	714,010	657,960
Inventories	611,422	658,428
Contract assets	183,085	175,721
Prepaid expenses and other current assets	98,165	92,479
Total current assets	1,807,159	1,787,629
Property, plant, and equipment, net	609,001	617,394
Goodwill and other non-current assets	1,080,668	1,072,425
Total assets	$3,496,828	$3,477,448

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS,
AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$531	$719
Notes payable to banks	1,309	3,205
Accounts payable	353,883	358,311
Accrued expenses	274,089	277,764
Contract liabilities	100,150	70,978
Income taxes payable	28,066	—
Dividends payable	12,021	12,125
Total current liabilities	770,049	723,102
Long-term debt, excluding current installments	898,201	1,107,885
Operating lease liabilities	149,253	162,743
Other non-current liabilities	91,521	66,646
Total liabilities	1,909,024	2,060,376
Redeemable noncontrolling interests	46,111	62,792
Shareholders' equity	1,541,693	1,354,280
Total liabilities, redeemable noncontrolling interests, and shareholders' equity	$3,496,828	$3,477,448

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Thirty-nine weeks ended
	September 28,	September 30,
	2024	2023
Cash flows from operating activities:
Net earnings	$272,189	$110,828
Depreciation and amortization	70,541	73,638
Contribution to defined benefit pension plan	(19,539)	(15,259)
Impairment of goodwill and other intangible assets	—	140,844
Gain on divestiture	—	(2,994)
Change in working capital	44,615	(110,550)
Other	11,458	(5,639)
Net cash flows from operating activities	379,264	190,868
Cash flows from investing activities:
Purchases of property, plant, and equipment	(53,833)	(71,233)
Proceeds from divestiture, net of cash divested	—	6,369
Proceeds from property damage insurance claims	—	6,770
Acquisitions, net of cash acquired	—	(31,839)
Other	(1,266)	667
Net cash flows from investing activities	(55,099)	(89,266)
Cash flows from financing activities:
Net repayments on short-term borrowings	(1,899)	(2,641)
Proceeds from long-term borrowings	30,009	215,012
Principal repayments on long-term borrowings	(240,522)	(109,335)
Dividends paid	(36,337)	(36,983)
Purchases of redeemable noncontrolling interests	(17,745)	—
Repurchases of common stock	(55,069)	(166,663)
Other	(4,314)	(10,881)
Net cash flows from financing activities	(325,877)	(111,491)
Effect of exchange rates on cash and cash equivalents	(852)	(2,951)
Net change in cash and cash equivalents	(2,564)	(12,840)
Cash and cash equivalents—beginning of period	203,041	185,406
Cash and cash equivalents—end of period	$200,477	$172,566

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars and shares in thousands)

(Unaudited)

The non-GAAP table below discloses the impact of the impairment of goodwill and other intangible assets, realignment charges, intangible asset amortization (Prospera), and stock-based compensation recognized for the Prospera employees on fiscal 2023 results, as well as the impact of non-recurring tax benefit items on net earnings. Amounts may be impacted by rounding. We believe it is useful when considering Company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

The Company previously presented non-GAAP financial measures adjusted for Prospera intangible asset amortization and stock-based compensation recognized for the Prospera employees for a better investor understanding of Agriculture segment performance related to traditional segment products. The Company conducted its annual impairment testing of intangible asset value as of September 2, 2023 and significantly reduced the Prospera intangible asset value. Additionally, the Company’s Board of Directors approved certain realignment plans subsequent to the third quarter of fiscal 2023 that significantly affected the compensation recognized for the Prospera employees. As a result of this, the Company does not consider its historical adjustments related to Prospera to arrive at non-GAAP financial measures to be relevant to investor understanding of third quarter of fiscal 2023 and future segment performance.

	Thirteen		Thirty-nine
	weeks ended	Diluted	weeks ended	Diluted
	September 30,	earnings (loss)	September 30,	earnings per
	2023	per share[1,2]	2023	share[1,2]
Net earnings (loss) attrib. to Valmont Industries, Inc. - as reported	$(49,028)	$(2.32)	$114,888	$5.40
Impairment of goodwill and other intangible assets	140,844	6.67	140,844	6.62
Realignment charges	4,180	0.20	4,180	0.20
Prospera intangible asset amortization	—	—	3,290	0.15
Prospera stock-based compensation	—	—	4,278	0.20
Total adjustments, pre-tax	145,024	6.86	152,592	7.17
Tax effect of adjustments[3]	(5,432)	(0.26)	(6,524)	(0.31)
Non-recurring tax benefit items	(3,588)	(0.17)	(3,588)	(0.17)
Net earnings attributable to Valmont Industries, Inc. - adjusted	$86,976	$4.12	$257,368	$12.09
Average shares outstanding - diluted		21,131		21,290

1In the third quarter of fiscal 2023, the Company reported a GAAP net loss. In periods in which the Company recognizes a net loss, the Company excludes the impact of outstanding stock awards from the diluted loss per share calculation, as its inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

2Diluted earnings (loss) per share includes rounding.

3The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands)

(Unaudited)

The non-GAAP tables below disclose the impacts of the impairment of goodwill and other intangible assets, realignment charges, intangible asset amortization (Prospera), and stock-based compensation recognized for the Prospera employees on fiscal 2023 results. Amounts may be impacted by rounding. We believe it is useful when considering Company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen weeks ended September 30, 2023
Operating Income (Loss) Reconciliation	Infrastructure	Agriculture	Corporate	Consolidated
Operating income (loss) - as reported	$103,401	$(99,670)	$(27,921)	$(24,190)
Impairment of goodwill and other intangible assets	3,571	137,273	—	140,844
Realignment charges	1,069	907	2,204	4,180
Adjusted operating income (loss)	$108,041	$38,510	$(25,717)	$120,834
Net sales - as reported	753,626	296,669	—	1,050,295

Operating income (loss) as a % of net sales	13.7%	(33.6)%	NM	(2.3)%
Adj. operating inc. (loss) as a % of net sales	14.3%	13.0%	NM	11.5%

	Thirty-nine weeks ended September 30, 2023
Operating Income (Loss) Reconciliation	Infrastructure	Agriculture	Corporate	Consolidated
Operating income (loss) - as reported	$313,703	$2,904	$(88,598)	$228,009
Impairment of goodwill and other intangible assets	3,571	137,273	—	140,844
Realignment charges	1,069	907	2,204	4,180
Prospera intangible asset amortization	—	3,290	—	3,290
Prospera stock-based compensation	—	4,278	—	4,278
Adjusted operating income (loss)	$318,343	$148,652	$(86,394)	$380,601
Net sales - as reported	2,253,924	905,148	—	3,159,072

Operating income (loss) as a % of net sales	13.9%	0.3%	NM	7.2%
Adj. operating inc. (loss) as a % of net sales	14.1%	16.4%	NM	12.0%

NM = not meaningful